SOUND FINANCIAL BANCORP, INC. ANNOUNCES
STOCK REPURCHASE PROGRAM

SEATTLE, Washington, July 26, 2019 -- Sound Financial Bancorp, Inc. (NASDAQ:SFBC) (the “Company”), headquartered in Seattle, WA, the holding company parent of Sound Community Bank, today announced that its Board of Directors has adopted a stock repurchase program. Under this repurchase program, the Company may repurchase its outstanding shares in the open market in an amount up to $1,750,000, based on prevailing market prices, or in privately negotiated transactions, over a period beginning on August 5, 2019, continuing until the earlier of the completion of the repurchase or six (6) months, depending upon market conditions.

The Board of Directors of the Company also authorized management to enter into a trading plan with Keefe, Bruyette & Woods, Inc. in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Act”), to facilitate repurchases of its common stock pursuant to the above mentioned stock repurchase program (the “Rule 10b5-1 plan”). The Rule 10b5-1 plan would allow the Company to execute trades during periods when it would ordinarily not be permitted to do so because it may be in possession of material non-public information, because of insider trading laws or self-imposed trading blackout periods. Under the Rule 10b5-1 plan, Keefe, Bruyette & Woods, Inc. will have the authority, subject to the prices, terms and limitations set forth in the Rule 10b5-1 plan, including compliance with Rule 10b-18 of the Act, to repurchase shares on the Company’s behalf.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow, and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with two Loan Production Offices, one located in the Madison Park neighborhood of Seattle and one located in Sequim, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

For additional information:
Media Contact:
Laurie Stewart, President & CEO
206.436.1495